Exhibit 10.31

Corporate Headquarters

7401 West Wilson Avenue

Chicago, IL 60706-4548

708.867.6777 • Fax: 708.867.6999 • 877.316.7700

Via e-mail

August 25, 2008

Mr. Mark A. Shively

Delphi E & S

2151 East Lincoln Road

Kokomo, Indiana 46901

Re: Methode/Delphi - Long-Term Agreement

Dear Mark:

As you know, Methode and Delphi do not currently have in place a long-term agreement but Methode has agreed to ship parts to Delphi at the prices provided in our May 1, 2008 letter.  As indicated in our prior letters, these prices will be effective through September 30, 2008.

As we have previously communicated, Methode is interested in continuing as a supplier to Delphi and is interested in entering into a long-term agreement. Per your request, Methode is providing the attached pricing which will be in effect for three years, beginning October 1, 2008.  This revised three-year pricing reflects the impact of material and component price increases since providing our May 1, 2008 pricing, as well as the impact of further, significantly reduced volumes.  The May 1, 2008 pricing was based on anticipated 2009 model year volumes of 5,293,924 units.  Based on the latest information available, including Delphi releases, however, the 2009 model year volumes will be closer to 4,300,000 units, if not lower. Please note the differential between this figure and the Finley volumes for the same period of 6,805,000 units.

Moving forward, we will use 4,300,000 units as the baseline for model year 2009 and 3,900,000 for model year 2010 and 2,500,000 for model year 2011.  As previously committed, any shipments above this baseline quantity will be subject to a 5% rebate on the additional units.  Further, in order to address your concerns as to possible pricing consequences for volumes 20% or more below the Finley volumes, we are withdrawing our right to readjust pricing.  Note that we have also removed our requirement to review PODS D pricing after one year.  Due to the significant reduction in GMT900 volume, updated pricing for the GMT900 PODS-D program is included in the attached prices.

As to the three-year pricing provided herein, we require the following conditions. First, as previously discussed, Methode must be placed on a material/component cost adder program.  The material/component costs used to calculate the attached pricing will be the base line.  On a quarterly basis any increases or surcharges would be passed along to Delphi for reimbursement which must be paid within 30 days.

Second, ZCRI payment terms must apply for the term of the agreement.

Third, as previously discussed Methode cannot agree to several terms of the purchase orders and the Delphi General Terms and Conditions (“Delphi T’s & C’s). One such term is paragraph 12 of PO# 550063028, which provides that “tools and equipment provided for performance of an operation by consignee remain the property of Delphi unless otherwise noted”. As Delphi knows, not all tools and equipment used by Methode in the production of Delphi parts are the property of Delphi. As such, Methode objects to that term to the extent it was intended to include tools or equipment not paid for by Delphi.

Similarly, Methode cannot agree to paragraph 16 of the Delphi T’s & C’s to the extent that it grants Seller the right to take possession of and title to any part of any equipment owned by Methode if it was used in the production of Delphi parts.

Given the fact that the agreement would expire after three years, Methode can not agree to paragraph 18 of the Delphi T’s and C’s. Specifically, Methode does not agree to produce any service or replacement parts other than those that will be produced prior to September 30, 2011. Given the limited amount of service parts ordered and the resulting set-up costs incurred by Methode, the pricing for service parts will be determined by the order quantity.

Finally, Methode does not agree to paragraph 28 of the Delphi T’s and C’s regarding Delphi audits. In lieu of that paragraph, Methode will agree to the following term adapted from the OESA (Original Equipment Suppliers Association) Draft Model Terms and Conditions:

Seller will maintain records as necessary to support amounts charged to Buyer in accordance with Seller’s document retention policies. Buyer and its representatives may audit Seller’s records of transactions completed within one year prior to the audit date, to the extent needed to verify the quantities shipped and that the prices charged match the agreed prices. Any audit will be conducted at Buyer’s expense (but will be reimbursed by Seller if the audit uncovers material errors in the amounts charged), at reasonable times, and at Seller’s usual place of business.

Methode will accept purchase orders with the attached pricing subject to the above conditions and exceptions through September 30, 2011. In order for Methode to accept purchase orders for product shipped after September 30, 2008, the purchase orders must have these exceptions noted as well as Delphi must remove any reference to pricing being “under protest”. Delphi must also waive all rights or claims to having paid Methode “under protest” as to any past purchase orders.

Please provide written acceptance to this letter no later than close of business September 5, 2008.

Sincerely,

/s/ Timothy R. Glandon
Timothy R. Glandon
Vice President & General Manager
North American Automotive Operations

                                 Electronics & Safety

Via E-Mail and UPS or FedX

September 4, 2008

Mr. Timothy R. Glandon

Vice President & General Manager

North American Automotive Operations

111 W. Buchanan Street

P.O. Box 130

Carthage, IL 62321-0130

Re:    Methode/Delphi

Dear Tim:

Delphi accepts the three-year pricing proposal set out in your August 25, 2008 letter.

Methode will be placed on a material cost adder program.  The material/component costs used to calculate the attached pricing will be the baseline. On a quarterly basis any increases or surcharges will be passed along to Delphi for reimbursement which must be paid within 30 days.

ZCRI payment terms to apply for the term of the agreement.

That portion of Paragraph 12 on the Purchase Order providing that “tools and equipment provided for performance of an operation by consignee remain the property of Delphi unless otherwise noted” shall be deleted as you have demanded.

Additionally, Paragraph 16 of Delphi’s Terms and Conditions shall not be applicable to the extent that it allows Delphi to take possession of and title to any part of any equipment owned by Methode (not paid for by Delphi) if it was used in the production of Delphi parts.

In regard to service parts obligation in Paragraph 18 of Delphi’s Terms & Conditions, Delphi is in agreement with your proposal as to service parts with the price to be determined by order quantity.

It is agreed that Paragraph 28 of Delphi’s Terms & Conditions as to “Right to Audit and Inspect” shall not be applicable and that instead, the OESA Draft Model Terms and Conditions must apply:

Seller will maintain records as necessary to support amounts charged to Buyer in accordance with the Seller’s document retention policies. Buyer and its representatives may audit Seller’s records of transactions completed within one year prior to the audit date, to the extent needed to verify the quantities shipped and that the prices charged match the agreed prices. Any audit will be conducted at Buyer’s expense (but will be reimbursed by Seller if the audit uncovers material

One Corporate Center PO Box 9005 Kokomo, IN 46904-9005 USA

errors in the amounts charged) at reasonable times, and at Seller’s usual place of business.

Delphi will delete the reference to pricing being “under protest” and waive its right in regard to having paid Methode “under protest” as to past purchase orders. Delphi will issue new Purchase Orders with the above exceptions with an expiration date of September 30, 2011.

A copy of your August 25, 2008 letter is attached hereto. Purchase orders consistent with the terms of this letter will follow.

Sincerely,

Mark A. Shively

Mark A. Shively

Purchasing Manager

Delphi Electronics Group